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                                                                   Exhibit 4.2.1

                           SYNTA PHARMACEUTICALS CORP.

                 AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

     THIS AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (this "Agreement") dated as of December 13, 2002, is by and among Synta Pharmaceuticals Corp., a Delaware corporation (the "Company"), Robert A. Day and Mountain Trail Investments, LLC, (singly, a "DAY INVESTOR", and collectively, the "DAY INVESTOR"), Keith R. Gollust, Gollust Trust II, and Wyandanch Partners, L.P. (singly, a "GOLLUST INVESTOR", and collectively, the "GOLLUST INVESTOR") and Cxsynta LLC, an affiliate of Caxton Corporation (the "Caxton Investor") (each an "INVESTOR" and, collectively, the "INVESTORS").

     Reference is hereby made to that certain Investor Rights Agreement dated May 16, 2002 by and between the Company and Cxsynta LLC, which agreement is hereby amended and restated in its entirety and shall be without further force or effect as of the date hereof

                                    RECITALS

     WHEREAS, the Investors have purchased the number of shares (the "SHARES") of the Common Stock, $.0001 par value, of the Company (the "COMMON STOCK") set forth opposite their respective names on SCHEDULE A hereto;

     WHEREAS, concurrently with the execution of this Agreement, the Investors have executed the Amended and Restated Stockholders' Agreement of even date herewith (the "STOCKHOLDERS' AGREEMENT") with the Company pursuant to which all parties have agreed to provide for certain board of director representation and meeting requirements, co-sale rights and rights of first refusal with respect to the Common Stock; and

     WHEREAS, the Company wishes to provide the Investors with certain information rights, registration rights and rights of first refusal in conjunction with the purchase of their respective Shares;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.   DEFINITIONS. For purposes of this Agreement:

          (a) The term "AFFILIATE" means any general or limited partner of any person that is a partnership, any member or manager of any person that is a limited liability company or any person or entity that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such person.

          (b) The term "ACT" means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the SEC, all as shall be in effect at the time.

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          (c)  The term "BUDGET" has the meaning set forth in SECTION 3.3 hereof.

          (d) The term "COMPANY INDEMNIFIED PARTIES" has the meaning set forth in SECTION 2.6(a) hereof.

          (e) The term "DEMAND PERIOD" has the meaning set forth in SECTION 2.2(a) hereof.

          (f) The term "FORM S-3" means such form under the Act as in effect on the date hereof or any registration form under the act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

          (g) The term "GAAP" means generally accepted accounting principles as consistently applied by the Company.

          (h) The term "HOLDER" means any person owning or having the right to acquire Registrable Securities, or any assignee thereof, in accordance with
     SECTION 2.8 hereof.

          (i) The term "INITIAL OFFERING" means the Company's first firm commitment underwritten public offering of its Common Stock under the Act.

          (j) The term "1934 ACT" means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the SEC, all as shall be in effect at the time.

          (k) The term "NEW SECURITIES" shall mean any equity securities of the Company, whether now authorized or not, and rights, options, or warrants to purchase said equity securities, and securities of any type whatsoever that are, or may become, convertible into said equity securities; PROVIDED, HOWEVER that "New Securities" does not include: (i) securities offered to the public pursuant to an Initial Offering; (ii) securities issued pursuant to the acquisition of another corporation or entity by the Company by merger, purchase of substantially all of the assets, or other reorganization whereby the Company acquires a majority of the voting power of such corporation or entity; (iii) up to ten million (10,000,000) shares of Common Stock issued or issuable to employees, consultants or directors of the Company pursuant to the Company's 2001 Stock Plan (including shares issued or issuable upon exercise of options previously granted), which number of shares may be adjusted upward by the affirmative vote of the Company's Board of Directors; (iv) up to three hundred sixty eight thousand eight hundred ninety four (368,894) shares of Common Stock issuable to employees of the Company pursuant to the Company's 2002 Employee Stock Purchase Plan; (v) securities issued to strategic partners of the Company, such as biotechnology, pharmaceutical, drug manufacturing or clinical research companies; (vi) securities issued to licensors of technology to the Company; or (vii) securities issued in connection with any bank lines of credit, equipment lease transactions, or real estate transactions; in each case as approved by the Company's Board of Directors.

          (1)  The term "NOTICE OF ACCEPTANCE" has the meaning set forth in
     SECTION 4.3

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     hereof.

          (m)  The term "OFFER" has the meaning set forth in SECTION 4.2 hereof.

          (n)  The term "PRO RATA AMOUNT" has the meaning set forth in SECTION
     4.1 hereof.

          (o)  The term "REFUSED SECURITIES" has the meaning set forth in
     SECTION 4.4 hereof.

          (p) The term "REGISTER," "REGISTERED," and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

          (q) The term "REGISTRABLE SECURITIES" means (i) any shares of Common Stock held by an Investor (ii) any shares of capital stock of the Company acquired by an Investor (or any transferee of an Investor) after the date hereof pursuant to the Stockholders' Agreement and (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security) a dividend or other distribution with respect to or because of stock splits, stock dividends, reclassifications, recapitalizations, or similar events, or in exchange for, or in replacement of the shares referenced in (i) and (ii) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his, her or its rights under SECTION 2 hereof are not assigned. Registrable Securities shall exclude any shares which (A) have been registered under the Securities Act pursuant to an effective registration statement filed thereunder and disposed of in accordance with the registration statement covering them, or (B) may be publicly sold pursuant to and in compliance with SEC Rule 144 in any ninety (90) day period, provided that such shares shall not be excluded if (x) the number of shares proposed to be sold by such Investor is larger than the number of shares that may be sold in any single 90-day period pursuant to Rule 144 or (y) such Investor believes in good faith that a sale pursuant to Rule 144 will be less advantageous to it than a sale pursuant to Section 2.1 or 2.2.

          (r)  The term "REQUESTING HOLDERS" has the meaning set forth in
     SECTION 2.2(a) hereof.

          (s)  The term "SEC" means the Securities and Exchange Commission.

          (t) The term "SELLING HOLDER" has the meaning set forth in SECTION 2.1(a) hereof.

          (u) The term "SELLING HOLDER INDEMNIFIED PARTIES" has the meaning set forth in SECTION 2.6(b) hereof.

          (v) The term "VIOLATION" has the meaning set forth in SECTION 2.6(a) hereof.

2.   Registration Rights. The Company covenants and agrees as follows:

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     2.1  PIGGYBACK REGISTRATION.

           (a) If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities (other than a registration statement on Form S-8 or Form S-4, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder (a "SELLING HOLDER") given within thirty (30) days after mailing of such notice by the Company in accordance with the provisions hereof, the Company shall, subject to the provisions of SECTION 2.1(c), use all reasonable efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

           (b) The Company shall have the right to terminate or withdraw any registration initiated by it under this SECTION 2.1 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with SECTION 2.5 hereof.

           (c) In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under this SECTION 2.1 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, which terms shall not contravene any of the terms hereof without the consent of the Selling Holders holding fifty percent (50%) of the Registrable Securities requested to be included in such registration statement, and enter into such an underwriting agreement in customary form with an underwriter or underwriters selected by the Company. In connection with any such underwriting agreement, no Selling Holder shall be required to make representations and warranties other than representations and warranties regarding such Selling Holder's ownership and title to the Registrable Securities being sold by it and its plan of distribution with respect to its Registrable Securities. The number of securities which shall be included in such registration shall be in such quantity as the managing underwriter determines in its sole discretion will not materially and adversely affect the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities that the managing underwriter determines in its sole discretion will not materially and adversely affect the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the managing underwriter determines in writing in its sole discretion will not materially and adversely affect the offering (the securities so included to be apportioned pro rata among the Selling Holders according to the total amount of securities entitled to be included therein owned by each Selling Holder or in such other proportions as shall mutually be agreed to by such Selling Holders). Notwithstanding anything to the contrary contained in this Agreement, to the extent the stockholders of the Company that have requested to have securities included in such registration include stockholders other than Holders exercising contractual demand registration rights, then the Company will include in such registration, to the extent of the number and type which the Company is so advised can be sold in such offering, (i) FIRST all Registrable Securities requested for inclusion held by the Holders exercising contractual demand

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registration rights, and

(ii) SECOND such securities requested to be included in such registration statement by all other stockholders. For purposes of the foregoing parenthetical concerning apportionment, for any selling stockholder that is a Holder of Registrable Securities and that is a partnership, limited liability company or corporation, the partners, members, retired partners, retired members and stockholders of such Holder, or the estates and family members of any such partners, members, retired partners and retired members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single Selling Holder, and any pro rata reduction with respect to such Selling Holder shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

           (d) In the event a Selling Holder (i) is unable to include in a registration by the Company under this SECTION 2.1 all of the Registrable Securities that such Holder has requested, or (ii) disapproves the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, the Selling Holder will have the demand registration rights set forth in
SECTION 2.2.

     2.2  DEMAND REGISTRATION.

           (a) Commencing at least one hundred eighty (180) days from the effective date of a registration statement that could have included Registrable Securities under SECTION 2.1 and expiring two (2) years from such effective date or until such time as the registration statement delayed pursuant to Section 2.2.(b) has been granted effectiveness (the "DEMAND PERIOD"), any Holders entitled to demand registration rights under Section 2.1(d) (the "REQUESTING HOLDERS") shall be entitled to request in writing during the Demand Period that the Company effect the registration, qualification or compliance of the Registrable Securities owned by such Requesting Holders; PROVIDED, HOWEVER, that the expected aggregate price to the public of the Registrable Securities will equal or exceed five million dollars ($5,000,000). If the Requesting Holders intend to distribute the Registrable Securities by means of an underwriting, they shall so advise the Company in their request. The underwriter shall be reasonably acceptable to the Company.

           (b) The Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of the Requesting Holders, and shall use its commercially reasonable efforts to effect such registration, qualification or compliance (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request; PROVIDED, HOWEVER, that if: (i) in the good faith judgment of the Board of Directors of the Company, such registration would be seriously detrimental to the Company and the Board of Directors of the Company concludes, as a result, that it is essential to defer the filing of such registration statement at such time, and (ii) the Company shall furnish to such Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company for such registration statement to be filed in the near future

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and that it is, therefore, essential to defer the filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Requesting Holders; and FURTHER PROVIDED, that the Company shall not defer its obligation in this manner more than once in any twelve-month period.

           (c) The Company shall not be required to effect more than one (1) registration pursuant to this SECTION 2.2 during the Demand Period.

     2.3 OBLIGATIONS OF THE COMPANY. Whenever required under this SECTION 2 to effect the registration of any Registrable Securities, the Company shall, at the earliest possible date:

           (a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for one hundred twenty (120) days from the effective date or, if earlier, until the distribution contemplated in the Registration Statement has been completed;

           (b) as promptly as possible prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

           (c) as promptly as possible furnish to the Holders such numbers of copies of the registration statement and amendments thereto, a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

           (d) as promptly as possible use all reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky or other state securities laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

           (e) as promptly as possible in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

           (f) as promptly as possible notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

           (g) as promptly as possible cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by

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the Company are then listed;

           (h) as promptly as possible. provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration; and

           (i) if such securities are being sold in an underwritten offering, as promptly as possible furnish at the request of any Holder requesting registration of Registrable Securities pursuant hereto, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant hereto, (A) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, and to the Holders requesting registration of Registrable Securities, and (B) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, and to the Holders requesting registration of Registrable Securities.

     2.4 INFORMATION FROM HOLDER. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this SECTION 2 with respect to the Registrable Securities of any Selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

     2.5 EXPENSES OF REGISTRATION. All expenses (other than underwriting discounts and commissions and the fees and expenses of counsel to the Selling Holders) incurred in connection with registrations, filings or qualifications pursuant to SECTIONS 2.1 and 2.2 including without limitation all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company shall be borne by the Company.

     2.6 INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under this SECTION 2:

           (a) The Company will indemnify and hold harmless each Holder, the partners, members, managers, officers, directors and stockholders of each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act (collectively, the "COMPANY INDEMNIFIED PARTIES"), against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a "VIOLATION"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained, therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any blue sky or other state securities laws or any rule or regulation promulgated under the Act, the

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1934 Act or any blue sky or other state securities laws; and the Company will pay to each such Company Indemnified Party any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; PROVIDED, HOWEVER, that the indemnity agreement contained in this SECTION 2.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Company Indemnified Party, and FURTHER PROVIDED in the case of a demand registration pursuant to SECTION 2.2, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Company Indemnified Party, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Company Indemnified Party to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

           (b) Each Selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder (collectively, the "SELLING HOLDER INDEMNIFIED PARTIES"), against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing Selling Holder Indemnified Parties may become subject, under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for. use in connection with such registration; and each such Holder will reimburse a Selling Holder Indemnified Party for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action; PROVIDED, HOWEVER, that the indemnity agreement contained in this SECTION 2.6(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Selling Holder (which consent shall not be unreasonably withheld); and FURTHER PROVIDED, that in no event shall any indemnity under this
SECTION 2.6(b) exceed the net proceeds (after underwriting discounts and commissions) from the offering received by such Selling Holder; and FURTHER PROVIDED, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of a Selling Holder Indemnified Party from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Selling Holder Indemnified Party to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

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           (c)  Promptly after receipt by an indemnified party under this
SECTION 2.6 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this SECTION 2.6, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory .to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this SECTION 2.6, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this SECTION 2.6.

           (d) If the indemnification provided for in this SECTION 2.6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; PROVIDED HOWEVER, that, in any such case (A) no such Holder will be required to contribute any amount in excess of the net proceeds (after underwriting discounts and commissions) from the offering received by such Holder, and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

           (e) Notwithstanding anything to the contrary in the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in this Agreement shall control, unless otherwise consented to in writing by the Holders of at least two-thirds of the Registrable Securities.

           (f)  The obligations of the Company and Holders under this SECTION
2.6 shall survive the completion of any offering of Registrable Securities in a registration statement under this SECTION 2, and otherwise.

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           2.7  REPORTS UNDER SECURITIES EXCHANGE ACT OF 1934. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

           (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the Initial Offering;

           (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

           (c) furnish to any Holder, so long as the Holder owns any Registrable Securities, promptly upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the Initial Offering), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

     2.8 ASSIGNMENT OF REGISTRATION RIGHTS. The rights to cause the Company to register Registrable Securities pursuant to this SECTION 2 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (i) is an Affiliate of the Holder or (ii) after such assignment or transfer, holds at least one percent (1%) of the issued and outstanding shares of the Company's Common Stock, provided that: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of
SECTION 2.9 below.

     2.9 "MARKET STAND-OFF' AGREEMENT. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Initial Offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days): (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise;

PROVIDED, HOWEVER, that all executive officers and directors of the Company and all other holders of at least one percent (1%) of Common Stock enter into similar agreements. The underwriters in connection with the Initial Offering are intended third-party beneficiaries of this SECTION 2.9 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

     In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

     2.10 TERMINATION OF REGISTRATION RIGHTS. No Holder shall be entitled to exercise any right provided for in this SECTION 2 after the earlier to occur of(a) the date that is five (5) years following the consummation of the Initial Offering, and (b) the date on which all of the Investors' Registrable Shares may be sold within a ninety (90) day period pursuant to SEC Rule 144.

3.   INFORMATION RIGHTS. Subject to the limitations set forth in SECTION 3.4:

     3.1 ACCESS TO RECORDS. The Company agrees to afford to each Investor, upon such Investor's reasonable prior request, free and full access, during normal business hours, to all books, records and properties of the Company and to all officers and employees of the Company having responsibility for financial or accounting matters generally, for any reasonable purpose whatsoever.

     3.2 FINANCIAL REPORTS. The Company agrees to furnish each Investor with the following:

          (a) QUARTERLY REPORTS. Within thirty (30) days after the end of each fiscal quarter, an unaudited financial statements of the Company, which shall be prepared in accordance with GAAP (except that the financial report may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto which may be required in accordance with GAAP).

          (b) ANNUAL REPORTS. Within one hundred twenty (120) days after the end of each fiscal year of the Company, audited financial statements of the Company, prepared in accordance with GAAP.

          (c) OTHER REPORTS AND INFORMATION. Within a reasonable period of time, such other reports and financial information as may be reasonably requested by an Investor.

     3.3 BUDGET. At least twenty (20) days prior to the beginning of each fiscal year of the Company, the Company shall prepare and submit a budget for such fiscal year (the "BUDGET") to the Board of Directors of the Company and the Investors. The Budget shall be accepted as the Budget for such fiscal year when it has been approved by the Board of Directors of the Company.

     3.4 LIMITATIONS ON RIGHTS OF THE INVESTORS UNDER SECTION 3. The Company shall provide the access rights and information required by SECTION 3 to an Investor so long as such Investor shall own at least five percent (5%) of the issued and outstanding Common Stock of the Company (the "THRESHOLD AMOUNT"), PROVIDED that, in the case of a Day Investor, the Threshold Amount shall be determined based upon the aggregate amount of the Company's issued and outstanding Common Stock held by the Day Investors, and FURTHER PROVIDED that, in the case of a Gollust Investor, the Threshold Amount shall be determined based upon the aggregate amount of the Company's issued and outstanding Common Stock held by the Gollust Investors. The Company's obligations to the Investors pursuant to SECTION 3 shall terminate upon the closing of an Initial Offering.

     4. RIGHT OF FIRST REFUSAL.

     4.1 The Company hereby grants to each Investor, so long as such Investor shall own at least the Threshold Amount, the right of first refusal to purchase a pro rata portion of any New Securities that the Company may, from time to time, propose to sell or issue (the "PRO RATA AMOUNT"), PROVIDED that, in the case of a Day Investor, the Threshold Amount shall be determined based upon the aggregate amount of the Company's issued and outstanding Common Stock held by the Day Investors, and FURTHER PROVIDED that, in the case of a Gollust Investor, the Threshold Amount shall be determined based upon the aggregate amount of the Company's issued and outstanding Common Stock held by the Gollust Investors. Each Investor's Pro Rata Amount, for purposes of this right of first refusal, is the ratio of (i) the number of shares of Common Stock then held of record by such Investor, assuming the full conversion into Common Stock of any convertible shares of the capital stock of the Company held by such Investor, to (ii) the total number of shares of Common Stock outstanding immediately prior to the issuance of New Securities, assuming the conversion into Common Stock of any convertible shares of the Company's capital stock then outstanding.

     4.2 The Company shall not issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange any New Securities unless the Company shall deliver to the Investors a written notice of any proposed or intended issuance, sale or exchange of New Securities (the "OFFER"), which Offer shall (i) identify and describe the New Securities, (ii) describe the price and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the New Securities to be issued, sold or exchanged, (iii) identify the persons or entities, if known, to which or with which the New Securities are to be offered, issued, sold or exchanged and (iv) offer to issue and sell to or exchange with each of the Investors their respective Pro Rata Amount. Each Investor shall have the right, for a period of thirty (30) days following delivery of the Offer, to purchase or acquire, at a price and upon the other terms specified in the Offer, the number or amount of New Securities described above. The Offer by its terms shall remain open and irrevocable for such 30-day period.

     4.3 To accept an Offer, in whole or in part, an Investor must deliver a written notice to the Company prior to the end of the 30-day period of the Offer, setting forth the portion of the Pro Rata Amount that such Investor elects to purchase (the "NOTICE OF ACCEPTANCE").

     4.4 The Company shall have ninety (90) days from the expiration of the period set forth in SECTION 4.2 above to issue, sell or exchange all or any part of such New Securities as to which a Notice of Acceptance has not been given by an Investor (the "REFUSED SECURITIES"), but only to the offerees or purchasers (if identified) and only upon terms and conditions (including, without limitation, unit prices and interest rates) which are described in the Offer.

     4.5 In the event the Company shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in SECTION 4.4 above), then an Investor may, at its sole option and in its sole discretion, reduce the number or amount of the New Securities specified in its Notice of Acceptance to an amount that shall be not less than the number or amount of the New Securities that such Investor elected to purchase pursuant to
SECTION 4.3 above multiplied by a fraction, (i) the numerator of which shall be the number or amount of New Securities the Company actually proposes to issue, sell or exchange (including New Securities to be issued or sold to Investor pursuant to SECTION 4.3 above prior to such reduction) and (ii) the denominator of which shall be the number or amount of all New Securities that the Company initially proposed to offer, sell or exchange as described in the Offer. In the event that an Investor so elects to reduce the number or amount of New Securities specified in its Notice of Acceptance, the Company may not issue, sell or exchange more than the reduced number or amount of the New Securities unless and until such securities have again been offered to the Investors in accordance with SECTION 4.2 above.

     4.6 Upon the closing of the issuance, sale or exchange of all or less than all the Refused Securities and the payment in full therefor by the Investor(s) to the Company in immediately available funds, the Investor(s) shall acquire from the Company, and the Company shall issue to the Investor(s), the number of New Securities specified in the Notices of Acceptance, as reduced pursuant to
SECTION 4.5 above if the Investor(s) has so elected, upon the terms and conditions specified in the Offer. The purchase by the Investor(s) of any New Securities is subject in all cases to the preparation, execution and delivery by the Company and each Investor returning a Notice of Acceptance of a purchase agreement relating to such New Securities reasonably satisfactory in form and substance to such Investor(s) and its or their counsel.

5.   MISCELLANEOUS.

     5.1 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

     5.2 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Delaware, other than the laws relating to conflict or choice of laws.

     5.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     5.4 TITLES AND SUBTITLES AND CONSTRUCTION. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. Unless the context of this Agreement clearly requires otherwise, (i) references to the plural include the singular, and the singular the plural, (ii) references to one gender include all genders, (iii) "or" has the inclusive meaning frequently identified with the phrase "and/or," (iv) "including" has the inclusive meaning frequently identified with the phrase "but not limited to" and (v) "hereunder" or "herein" refer to the entire Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section and subsection references are to this Agreement unless otherwise specified.

     5.5 NOTICES. All notices, requests, consents, and other communications under this Agreement shall be in writing, and shall be delivered by hand or sent by reputable overnight courier service or electronic facsimile transmission (with a copy sent by first class mail, postage prepaid), or mailed by United States first class certified or registered mail, return receipt requested, postage prepaid:

     If to the Company, at Synta Pharmaceuticals Corp., 45 Hartwell Avenue, Lexington, Massachusetts 02421, attention: Dr. Safi R. Bahcall, Chief Executive Officer, facsimile number (530) 323-7045, with a copy to Nixon Peabody LLP, 101 Federal Street, Boston, MA 02110 attention: Michael K. Barron, Esq., facsimile number (866) 947-1784), or at such other address as may be furnished in writing by the Company to the Investors;

     If to Cxsynta LLC, at Caxton Corporation, Princeton Plaza, Building 2, 731 Alexander Road, Princeton, New Jersey 08540, attention Scott B. Bernstein, Esq., facsimile number 609- 419-0470, or at such other address as may be furnished in writing by the Investor to the Company.

     If to Robert A. Day, at Mountain Trail Investments, LLC, 865 South Figueroa St., Suite 700, Los Angeles, California 90017, facsimile number 213-452-2822,
Attn: Jonathan D. Jaffrey, or at such other address as may be furnished in writing by the Investor to the Company.

     If to Mountain Trail Investments, LLC, at Mountain Trail Investments, LLC, 865 South Figueroa St., Suite 700, Los Angeles, California 90017, facsimile number 213-452-2822, Attn: Jonathan D. Jaffrey, or at such other address as may be furnished in writing by the Investor to the Company, with a copy to Richard
N. Foster at 21 East 79th Street, New York, New York 10021.

     If to Keith R. Gollust, at Keith R. Gollust c/o Gollust Management, Inc., 500 Park Avenue, Suite 510, New York, New York 10022, facsimile number 212-319-8779, or at such other address as may be furnished in writing by the Investor to the Company.

     If to Gollust Trust II, at Keith R. Gollust, c/o Gollust Management, Inc., 500 Park Avenue, Suite 510, New York, New York 10022 facsimile number 212-319-8779, or at such other address as may be furnished in writing by the Investor to the Company.

     If to Wyandanch Partners, L.P., at Keith R. Gollust, c/o Gollust Management, Inc., 500 Park Avenue, Suite 510, New York, New York 10022 facsimile number 212-319-8779, or at such other address as may be furnished in writing by the Investor to the Company.

     Notices provided in accordance with this SECTION 5.5 shall be deemed delivered (i) if personally delivered or sent by electronic facsimile transmission with written confirmation, when received, or (ii) if sent by a nationally recognized overnight courier service, twenty four (24) hours after deposit with such courier service, or (iii) if sent by United States certified or registered mail, return receipt requested, forty eight (48) hours after deposit in the mail.

     5.6 EXPENSES. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

     5.7 ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subject matter hereof. To the extent any of the terms of this Agreement are inconsistent with the terms of any subscription agreement for the Shares executed by an Investor or the Stockholders' Agreement, the applicable terms of this Agreement shall control with respect to the subject matter hereof. Any term of' this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and each of the Investors. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each of the Investors, its successors and assigns, and the Company.

     5.8 SPECIFIC PERFORMANCE. The parties recognize that various of the rights of the Investors under this Agreement are unique and, accordingly, the Investors (and their respective successors and assigns) shall, in addition to such other remedies as may be available to each of them at law or in equity, have the right to enforce their respective rights hereunder by actions for injunctive relief and specific performance to the extent permitted by law.

     5.9 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.


      [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY. SIGNATURE PAGE FOLLOWS.]

     IN WITNESS WHEREOF, the parties have executed this Agreement, under seal, as of the date first above written.


                                    SYNTA PHARMACEUTICAL CORP.

                                    By:   /s/ SAFI R. BAHCALL
                                       -------------------------------
                                    Print Name:   Safi R. Bahcall
                                               -----------------------
                                    Title: Chief Executive Officer
                                           ---------------------------


                                    CxSYNTA LLC

                                    By:   /s/ SCOTT B. BERNSTEIN
                                       -------------------------------
                                    Print Name:   Scott B. Bernstein
                                               -----------------------
                                    Title:  Secretary
                                          ----------------------------


                                    MOUNTAIN TRAIL INVESTMENTS, LLC

                                    By:   /s/ RICHARD N. FOSTER
                                       -------------------------------
                                    Print Name:   Richard N. Foster
                                               -----------------------
                                    Title:  Attorney-in-Fact
                                          ----------------------------

                                    /s/ ROBERT A. DAY
                                    ----------------------------------
                                    Robert A. Day

                                    /s/ KEITH R. GOLLUST
                                    ----------------------------------
                                    Keith R. Gollust


                                    GOLLUST TRUST II

                                    By:   /s/ KENNETH S. DAVIDSON
                                       -------------------------------
                                    Print Name:   Kenneth S. Davidson
                                               -----------------------
                                    Title:  Trustee
                                          ----------------------------


                                    WYANDANCH PARTNERS, L.P.

                                    By:   /s/ KEITH R. GOLLUST
                                       -------------------------------
                                    Print Name:   Keith R. Gollust
                                               -----------------------
                                    Title:  G.P.
                                          ----------------------------


       [SIGNATURE PAGE CO AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT]